EXHIBIT 99.2

KAR Auction Services, Inc.
Q4 and YTD 2015 Supplemental Financial Information
February 17, 2016

Fourth Quarter and YTD 2015 Highlights

Summary

• Revenue +12%
• Adjusted EBITDA +9%
• Operating Adjusted EPS +11%
• In 2015, returned $379.5 million to shareholders; retired approximately 5.3 million shares
• Net Debt / Adjusted EBITDA of 2.78X

ADESA

• Volume +12%
• Revenue +13%
• Adjusted EBITDA +13%
• 6% physical volume sold growth / RPU $740
• Achieved record volumes at ADESA.com, CarsArrive, PAR and RDN

IAA

• Volume +16%
• Revenue +14%
• Adjusted EBITDA +9%
• Inventory +14%
AFC

• Loan Transaction Units +9%
• Revenue +3%
• Managed receivables of $1.6 billion; +20%

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended December 31, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$25.1	$23.3	$21.4	$(21.5)	$48.3
Add back:
Income taxes	13.9	11.1	13.4	(11.5)	26.9
Interest expense, net of interest income	(0.3)	--	6.9	17.2	23.8
Depreciation and amortization	22.4	21.7	7.6	4.3	56.0
Intercompany interest	12.1	9.5	(7.9)	(13.7)	--
EBITDA	73.2	65.6	41.4	(25.2)	155.0
Adjustments per the Credit Agreement	4.4	--	(4.7)	(0.2)	(0.5)
Adjusted EBITDA	$77.6	$65.6	$36.7	$(25.4)	$154.5

	Three Months Ended December 31, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$23.9	$18.5	$19.9	$(12.0)	$50.3
Add back:
Income taxes	7.5	12.4	13.9	(6.4)	27.4
Interest expense, net of interest income	0.1	--	4.9	15.8	20.8
Depreciation and amortization	21.2	19.6	7.7	2.8	51.3
Intercompany interest	13.0	9.4	(5.1)	(17.3)	--
EBITDA	65.7	59.9	41.3	(17.1)	149.8
Adjustments per the Credit Agreement	3.2	0.1	(2.7)	(1.9)	(1.3)
Adjusted EBITDA	$68.9	$60.0	$38.6	$(19.0)	$148.5

	Year Ended December 31, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$109.2	$92.8	$83.2	$(70.6)	$214.6
Add back:
Income taxes	62.3	52.4	51.3	(40.1)	125.9
Interest expense, net of interest income	0.1	--	24.1	66.6	90.8
Depreciation and amortization	86.2	80.8	30.8	15.0	212.8
Intercompany interest	49.7	37.7	(25.3)	(62.1)	--
EBITDA	307.5	263.7	164.1	(91.2)	644.1
Adjustments per the Credit Agreement	21.1	1.4	(16.8)	--	5.7
Adjusted EBITDA	$328.6	$265.1	$147.3	$(91.2)	$649.8

	Year Ended December 31, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$86.4	$79.7	$76.6	$(73.4)	$169.3
Add back:
Income taxes	43.2	48.4	48.6	(44.5)	95.7
Interest expense, net of interest income	0.6	0.2	18.7	66.4	85.9
Depreciation and amortization	80.2	76.2	30.4	9.8	196.6
Intercompany interest	50.6	37.7	(22.7)	(65.6)	--
EBITDA	261.0	242.2	151.6	(107.3)	547.5
Adjustments per the Credit Agreement	24.0	5.2	(8.1)	30.2	51.3
Adjusted EBITDA	$285.0	$247.4	$143.5	$(77.1)	$598.8

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015	December 31, 2015

Net income (loss)	$54.5	$59.5	$52.3	$48.3	$214.6
Add back:
Income taxes	34.6	34.8	29.6	26.9	125.9
Interest expense, net of interest income	20.9	21.8	24.3	23.8	90.8
Depreciation and amortization	50.9	51.8	54.1	56.0	212.8
EBITDA	160.9	167.9	160.3	155.0	644.1
Other adjustments per the Credit Agreement	0.9	2.0	2.4	2.7	8.0
Non-cash charges	4.3	4.3	5.5	2.3	16.4
AFC interest expense	(3.9)	(4.2)	(5.1)	(5.5)	(18.7)
Adjusted EBITDA	$162.2	$170.0	$163.1	$154.5	$649.8

Segment Results
Impact of Foreign Currency
The strengthening of the U.S. dollar has had a significant impact on the reporting of our Canadian operations in U.S. dollars. For the three months ended December 31, 2015, fluctuations in the Canadian exchange rate decreased revenue by $13.6 million, operating profit by $4.2 million, net income by $2.6 million and net income per diluted share by $0.02. For the year ended December 31, 2015, fluctuations in the Canadian exchange rate decreased revenue by $48.7 million, operating profit by $16.0 million, net income by $9.2 million and net income per diluted share by $0.06.
ADESA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2015	2014	2015	2014
ADESA revenue	$352.4	$310.5	$1,376.8	$1,218.5
Cost of services*	207.8	180.9	785.9	693.4
Gross profit*	144.6	129.6	590.9	525.1
Selling, general and administrative	69.3	63.2	276.6	259.9
Depreciation and amortization	22.4	21.2	86.2	80.2
Operating profit	$52.9	$45.2	$228.1	$185.0
EBITDA	$73.2	$65.7	$307.5	$261.0
Adjustments per the Credit Agreement	4.4	3.2	21.1	24.0
Adjusted EBITDA	$77.6	$68.9	$328.6	$285.0
* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended December 31, 2015 and 2014
Revenue
Revenue from ADESA increased $41.9 million, or 13%, to $352.4 million for the three months ended December 31, 2015, compared with $310.5 million for the three months ended December 31, 2014. The increase in revenue was primarily a result of a 12% increase in the number of vehicles sold, as well as a 2% increase in revenue per vehicle sold, which included an increase in revenue of $14.8 million for businesses acquired in 2015 and a decrease in revenue of $9.7 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 9% increase in dealer consignment units sold for the three months ended December 31, 2015 compared with the three months ended December 31, 2014. Online sales volume for ADESA represented approximately 41% of the total vehicles sold in the fourth quarter of 2015, compared with approximately 37% in the fourth quarter of 2014. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 152,000 and 115,000 vehicles through its online only offerings in the fourth quarter of 2015 and 2014, respectively, of which approximately 80,000 and 72,000 represented vehicle sales to grounding dealers in the fourth quarter of 2015 and 2014, respectively. For the three months ended December 31, 2015, dealer consignment vehicles represented approximately 49% of used vehicles sold at ADESA physical auction locations, compared with approximately 47% for the three months ended December 31, 2014. Vehicles sold at physical auction locations increased 6% in the fourth quarter of 2015, compared with the fourth quarter of 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, decreased to 56.1% for the three months ended December 31, 2015, compared with 56.8% for the three months ended December 31, 2014.
Total revenue per vehicle sold increased 2% to approximately $583 for the three months ended December 31, 2015, compared with approximately $574 for the three months ended December 31, 2014, and included the impact of a decrease in revenue per vehicle sold of $16 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $40 or 6%, to $740 for the three months ended December 31, 2015, compared with $700 for the three months ended December 31, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired, partially offset by a decrease in physical auction revenue per vehicle sold of $20 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $7 to $113 for the three months ended December 31, 2015, compared with $106 for the three months ended December 31, 2014. The increase in online only auction revenue per vehicle sold was attributable to an increase in fees per car sold, primarily due to an increase in purchased vehicles associated with the ADESA Assurance Program. In addition, there was an increase in the mix of cars sold in closed sales to non-grounding dealers, partially offset by a decrease in online only auction revenue per vehicle sold of $3 due to fluctuations in the Canadian exchange rate.
Gross Profit
For the three months ended December 31, 2015, gross profit for ADESA increased $15.0 million, or 12%, to $144.6 million, compared with $129.6 million for the three months ended December 31, 2014. Gross profit for ADESA was 41.0% of revenue for the three months ended December 31, 2015, compared with 41.7% of revenue for the three months ended December 31, 2014. The decrease in gross profit percentage for the three months ended December 31, 2015, compared with the three months ended December 31, 2014, was primarily the result of the 15% increase in cost of services. The increase in cost of services was primarily attributable to an increase in lower margin ancillary and non-auction services, partially offset by fluctuations in the Canadian exchange rate.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $6.1 million, or 10%, to $69.3 million for the three months ended December 31, 2015, compared with $63.2 million for the three months ended December 31, 2014, primarily due to increases in compensation expense of $3.4 million, selling, general and administrative expenses associated with acquisitions of $2.8 million and incentive compensation expense of $2.5 million, partially offset by fluctuations in the Canadian exchange rate of $1.9 million and a decrease in bad debt expense of $0.9 million.
Overview of ADESA Results for the Year Ended December 31, 2015 and 2014
Revenue
Revenue from ADESA increased $158.3 million, or 13%, to $1,376.8 million for the year ended December 31, 2015, compared with $1,218.5 million for the year ended December 31, 2014. The increase in revenue was primarily a result of a 12% increase in the number of vehicles sold, as well as a 1% increase in revenue per vehicle sold, which included an increase in revenue of $39.2 million for businesses acquired in 2015 and a decrease in revenue of $35.1 million due to fluctuations in the Canadian exchange rate.

The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 7% increase in dealer consignment units sold for the year ended December 31, 2015 compared with the year ended December 31, 2014. Online sales volume for ADESA represented approximately 40% of the total vehicles sold in 2015, compared with approximately 38% in 2014. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 592,000 and 495,000 vehicles through its online only offerings in 2015 and 2014, respectively, of which approximately 352,000 and 312,000 represented vehicle sales to grounding dealers in 2015 and 2014, respectively. For the year ended December 31, 2015 and 2014, dealer consignment vehicles represented approximately 50% and 51%, respectively, of used vehicles sold at ADESA physical auction locations. Vehicles sold at physical auction locations increased 10% in 2015, compared with 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 58.3% for the year ended December 31, 2015, compared with 58.2% for the year ended December 31, 2014.
Total revenue per vehicle sold increased 1% to approximately $559 for the year ended December 31, 2015, compared with approximately $554 for the year ended December 31, 2014, and included the impact of a decrease in revenue per vehicle sold of $14 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $16 or 2%, to $701 for the year ended December 31, 2015, compared with $685 for the year ended December 31, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from certain businesses acquired, partially offset by a decrease in physical auction revenue per vehicle sold of $18 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $3 to $107 for the year ended December 31, 2015, compared with $104 for the year ended December 31, 2014. The increase in online only auction revenue per vehicle sold was attributable to an increase in fees per car sold, primarily due to an increase in the mix of cars sold in closed sales to non-grounding dealers, as well as an increase in the number of purchased vehicles associated with the ADESA Assurance Program, partially offset by a decrease in online only auction revenue per vehicle sold of $3 due to fluctuations in the Canadian exchange rate.
Gross Profit
For the year ended December 31, 2015, gross profit for ADESA increased $65.8 million, or 13%, to $590.9 million, compared with $525.1 million for the year ended December 31, 2014. Gross profit for ADESA was 42.9% of revenue for the year ended December 31, 2015, compared with 43.1% of revenue for the year ended December 31, 2014. The decrease in gross profit percentage for the year ended December 31, 2015, compared with the year ended December 31, 2014, was primarily the result of the 13% increase in cost of services. The increase in cost of services was primarily attributable to an increase in lower margin ancillary and non-auction services, partially offset by fluctuations in the Canadian exchange rate.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $16.7 million, or 6%, to $276.6 million for the year ended December 31, 2015, compared with $259.9 million for the year ended December 31, 2014, primarily due to increases in compensation expense of $9.7 million, selling, general and administrative expenses associated with acquisitions of $7.4 million, incentive-based compensation expense of $4.9 million, acquisition-related professional fees of $2.5 million, customer incentives and marketing related expenses of $2.4 million, the loss on disposal of certain assets of $2.0 million, supply expenses of $1.6 million and travel expenses of $1.5 million, partially offset by a decrease in stock-based compensation expense of $9.1 million and fluctuations in the Canadian exchange rate of $6.4 million.

IAA Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions)	2015	2014	2015	2014
IAA revenue	$261.6	$229.6	$994.4	$895.9
Cost of services*	173.0	145.4	633.6	555.7
Gross profit*	88.6	84.2	360.8	340.2
Selling, general and administrative	25.5	25.2	98.1	98.8
Depreciation and amortization	21.7	19.6	80.8	76.2
Operating profit	$41.4	$39.4	$181.9	$165.2
EBITDA	$65.6	$59.9	$263.7	$242.2
Adjustments per the Credit Agreement	--	0.1	1.4	5.2
Adjusted EBITDA	$65.6	$60.0	$265.1	$247.4
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended December 31, 2015 and 2014
Revenue
Revenue from IAA increased $32.0 million, or 14%, to $261.6 million for the three months ended December 31, 2015, compared with $229.6 million for the three months ended December 31, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 16% for the three months ended December 31, 2015 partially offset by a 2% decrease in revenue per vehicle sold, which included an increase in revenue of $11.8 million from HBC and a decrease in revenue of $3.2 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices due to a decrease in scrap prices and the impact of a strong U.S. dollar. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the three months ended December 31, 2015 and 2014. Approximately 1% of the vehicles sold under purchase agreements in 2015 is representative of vehicles sold by HBC. Online sales volumes for IAA for the three months ended December 31, 2015 and 2014 represented over half of the total vehicles sold by IAA.
Gross Profit
For the three months ended December 31, 2015, gross profit at IAA increased to $88.6 million, or 33.9% of revenue, compared with $84.2 million, or 36.7% of revenue, for the three months ended December 31, 2014. The increase in gross profit was mainly attributable to a 14% increase in revenue, partially offset by a 19% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. For the three months ended December 31, 2015, HBC had revenue of approximately $11.8 million and cost of services of approximately $10.5 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 1.1% decrease in IAA's gross profit margin percentage for the three months ended December 31, 2015. In addition, the reduction in gross profit on North American purchase contract vehicles accounted for a 0.8% decrease in IAA's gross profit margin percentage for the three months ended December 31, 2015.

Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $0.3 million, or 1%, to $25.5 million for the three months ended December 31, 2015, compared with $25.2 million for the three months ended December 31, 2014. The increase in selling, general and administrative expenses was primarily attributable to the inclusion of expenses associated with HBC of $1.1 million and increases in compensation expense, incentive compensation expense and telecom costs aggregating $1.4 million, partially offset by decreases in professional fees of $1.5 million and non-income based taxes of $0.7 million.
Overview of IAA Results for the Year Ended December 31, 2015 and 2014
Revenue
Revenue from IAA increased $98.5 million, or 11%, to $994.4 million for the year ended December 31, 2015, compared with $895.9 million for the year ended December 31, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 14% for the year ended December 31, 2015, partially offset by a 2% decrease in revenue per vehicle sold, which included an increase in revenue of $25.8 million from HBC and a decrease in revenue of $11.2 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices due to a decrease in scrap prices and the impact of a strong U.S. dollar. IAA's total loss vehicle inventory increased approximately 14% at December 31, 2015, as compared to December 31, 2014. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the year ended December 31, 2015, compared with approximately 6% for the year ended December 31, 2014. The 1% increase in vehicles sold under purchase agreements is representative of vehicles sold by HBC. Online sales volumes for IAA for the years ended December 31, 2015 and 2014 represented over half of the total vehicles sold by IAA.
Gross Profit
For the year ended December 31, 2015, gross profit at IAA increased to $360.8 million, or 36.3% of revenue, compared with $340.2 million, or 38.0% of revenue, for the year ended December 31, 2014. The increase in gross profit was mainly attributable to an 11% increase in revenue, partially offset by a 14% increase in cost of services, which included costs associated with purchase contract vehicles and volume growth. For the year ended December 31, 2015, HBC had revenue of approximately $25.8 million and cost of services of approximately $23.5 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 0.7% decrease in IAA's gross profit margin percentage for the year ended December 31, 2015. In addition, the reduction in gross profit on North American purchase contract vehicles accounted for a 0.6% decrease in IAA's gross profit margin percentage for the year ended December 31, 2015.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $0.7 million, or 1%, to $98.1 million for the year ended December 31, 2015, compared with $98.8 million for the year ended December 31, 2014. The decrease in selling, general and administrative expenses was primarily attributable to decreases in stock-based compensation expense of $5.1 million, non-income based taxes of $1.6 million, bad debt expense of $0.9 million, fluctuations in the Canadian exchange rate of $0.8 million and professional fees of $0.7 million, partially offset by increases in telecom costs and other information technology costs of $3.6 million, the inclusion of expenses associated with HBC of $2.2 million and compensation expense of $2.0 million.

AFC Results

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in millions except volumes and per loan amounts)	2015	2014	2015	2014
AFC revenue	$68.2	$65.9	$268.4	$250.1
Cost of services*	20.0	17.9	78.0	69.7
Gross profit*	48.2	48.0	190.4	180.4
Selling, general and administrative	6.8	6.7	27.8	28.8
Depreciation and amortization	7.6	7.7	30.8	30.4
Operating profit	$33.8	$33.6	$131.8	$121.2
EBITDA	$41.4	$41.3	$164.1	$151.6
Adjustments per the Credit Agreement	(4.7)	(2.7)	(16.8)	(8.1)
Adjusted EBITDA	$36.7	$38.6	$147.3	$143.5

Loan transactions	408,247	373,916	1,606,720	1,445,077
Revenue per loan transaction, excluding “Other service revenue”	$150	$158	$150	$155
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended December 31, 2015 and 2014
Revenue
For the three months ended December 31, 2015, AFC revenue increased $2.3 million, or 3%, to $68.2 million, compared with $65.9 million for the three months ended December 31, 2014. The increase in revenue was the result of a 9% increase in loan transactions and an increase of 4% in "Other service revenue" generated by PWI, partially offset by a 5% decrease in revenue per loan transaction for the three months ended December 31, 2015, which included the impact of a decrease in revenue of $0.7 million, or $2 per loan transaction, due to fluctuations in the Canadian exchange rate.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $8, or 5%, primarily as a result of an increase in the provision for credit losses, a decrease in interest and fee income and fluctuations in the Canadian exchange rate, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended December 31, 2015, gross profit for the AFC segment increased $0.2 million to $48.2 million, or 70.7% of revenue, compared with $48.0 million, or 72.8% of revenue, for the three months ended December 31, 2014, primarily as a result of a 3% increase in revenue, partially offset by a 12% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 78.9% to 77.3% as a result of lower revenue per loan transaction and increased compensation expense. The gross profit margin percentage in the warranty service contract business decreased from 21.7% to 14.1% partially as a result of costs associated with the expansion of the warranty service contract business into new markets.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.1 million, or 1%, to $6.8 million for the three months ended December 31, 2015, compared with $6.7 million for the three months ended December 31, 2014. The increase was primarily attributable to an increase in compensation expense.

Overview of AFC Results for the Year Ended December 31, 2015 and 2014
Revenue
For the year ended December 31, 2015, AFC revenue increased $18.3 million, or 7%, to $268.4 million, compared with $250.1 million for the year ended December 31, 2014. The increase in revenue was the result of an 11% increase in loan transactions and an increase of 9% in "Other service revenue" generated by PWI, partially offset by a 3% decrease in revenue per loan transaction for the year ended December 31, 2015, which included the impact of a decrease in revenue of $2.4 million, or $1 per loan transaction, due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,641.0 million at December 31, 2015 from $1,371.1 million at December 31, 2014.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 3%, primarily as a result of a decrease in interest and fee income, fluctuations in the Canadian exchange rate and an increase in the provision for credit losses, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the year ended December 31, 2015, gross profit for the AFC segment increased $10.0 million, or 6%, to $190.4 million, or 70.9% of revenue, compared with $180.4 million, or 72.1% of revenue, for the year ended December 31, 2014, primarily as a result of a 7% increase in revenue, partially offset by a 12% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 78.5% to 77.5% as a result of lower revenue per loan transaction and increased compensation expense. The gross profit margin percentage in the warranty service contract business decreased from 15.5% to 14.8% partially as a result of costs associated with the expansion of the warranty service contract business into new markets.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.0 million, or 3%, to $27.8 million for the year ended December 31, 2015, compared with $28.8 million for the year ended December 31, 2014. The decrease was primarily attributable to a decrease in stock-based compensation expense of $2.7 million, partially offset by increases in compensation expense, travel expense and licensing fees.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	December 31, 2015	December 31, 2014
Cash and cash equivalents	$155.0	$152.9
Restricted cash	16.2	17.0
Working capital	220.0	484.3
Amounts available under credit facility*	110.0	250.0
Cash flow from operations	475.0	431.3

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement and $140.0 million was drawn as of December 31, 2015. There were related outstanding letters of credit totaling approximately $28.0 million and $25.1 million at December 31, 2015 and December 31, 2014, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the year ended December 31, 2015, the Company used cash of $134.7 million to purchase property, plant, equipment and computer software.
Summary of Cash Flows

	Year Ended December 31,
(Dollars in millions)	2015	2014
Net cash provided by (used by):
Operating activities	$475.0	$431.3
Investing activities	(547.6)	(412.8)
Financing activities	94.5	(48.5)
Effect of exchange rate on cash	(19.8)	(8.7)
Net increase (decrease) in cash and cash equivalents	$2.1	$(38.7)
Cash flow from operating activities was $475.0 million for the year ended December 31, 2015, compared with $431.3 million for the year ended December 31, 2014. The increase in operating cash flow was primarily attributable to increased profitability, partially offset by a net decrease in non-cash adjustments to net income.
Net cash used by investing activities was $547.6 million for the year ended December 31, 2015, compared with $412.8 million for the year ended December 31, 2014. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $86.2 million;

•	an increase in capital expenditures of approximately $33.7 million; and

•	an increase in the additional finance receivables held for investment of approximately $13.1 million.
Net cash provided by financing activities was $94.5 million for the year ended December 31, 2015, compared with net cash used by financing activities of $48.5 million for the year ended December 31, 2014. The increase in net cash from financing activities was primarily attributable to:

•
a larger increase in obligations collateralized by finance receivables of approximately $250.2 million, in part related to the amendment of the securitization agreement, including the reduction of the overcollateralization requirement; and

•	increased borrowings on the revolving credit facility of $140.0 million;
partially offset by:

•	a $227.6 million increase in cash used for the repurchase and retirement of common stock; and

•	a $12.0 million increase in dividends paid to stockholders in 2015, compared with the same period in 2014.
Acquisitions
The aggregate purchase price for the businesses acquired in 2015, net of cash acquired, was approximately $128.0 million, which included estimated contingent payments with a fair value of $9.9 million. The maximum amount of undiscounted contingent payments related to these acquisitions could approximate $18.6 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $33.3 million to intangible assets, representing the fair value of acquired customer relationships, tradenames and software, which are being amortized over their expected useful lives. The purchase accounting associated with these acquisitions is preliminary, subject to determination of working capital adjustments and a final valuation of intangibles. The Company does not expect adjustments to the purchase accounting will be material. The acquisitions resulted in aggregate goodwill of $92.3 million. The goodwill is recorded in the ADESA Auctions and IAA reportable segments. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s consolidated results.

Revenue and Adjusted EBITDA of the entities acquired in 2015 was approximately $110 million and approximately $15 million, respectively, for the last twelve months prior to acquisition. In 2015, these acquisitions contributed approximately $7 million of Adjusted EBITDA . The company continues to expect that they will contribute approximately $20 million to $25 million of Adjusted EBITDA after they are fully integrated.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income, adjusted net income per share, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.
Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes amortization expenses associated with acquired intangible assets, as well as one-time charges, net of taxes.